UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014

THERON RESOURCE GROUP
(Exact name of registrant as specified in its charter)

Wyoming	000-53845	26-0665325
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

Flat D-E, 24/F Dragon Centre
79 Wing Hong Street
Kowloon, Hong Kong
(Address of principal executive offices) (zip code)

(011) (852) 27425474
(Registrant’s telephone number, including area code)

_______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            On November 13, 2014, the Board of Directors appointed Yung, Leonora to fill the vacancies, effective immediately. Yung, Leonora was appointed Chairman of the Board of Directors.

            In addition, the Board of Directors appointed Yung, Leonora to the office of Chief Executive Officer, Chief Financial Officer and Secretary, and appointed Leonora Yung to the office of President, all appointments effective immediately.

            The Board of Directors accepted the resignation of Tsang, Wing Kin as a director of the Corporation and his resignation from the offices of Chief Executive Officer, President, Chief Financial Officer and Secretary effective immediately. Tsang, Wing Kin did not resign because of any disagreement with the Corporation on any matter relating to the Corporation’s operations, policies or practices.

            Yung, Leonora born in Shanghai (native of Wuxi, Jiangsu Province) in 1950s, is a descendant of a prominent family - Yung’s family. Her father, Mr. Yung Hongren, one of the founders of “Shanghai AJ Corporation”, is the younger brother of Rong Yiren, the former Vice President of the People’s Republic of China.

            After receiving the Higher Diploma in Business Administration in Australia in 1980, Yung, Leonora joined the ANZ Bank Group. Born to be an entrepreneur, Leonora served as the Chairman or Executive Director of the Horizon Group and its subsidiaries after establishing Horizon Group in Hong Kong in 1987.

            Leonora is keen in investment and infrastructure built-up in China, and has extensive experience and relationship in politics and business operation in China. She had also been the Committee Member of the Chinese People’s Political Consultative Conference, Jiangsu Province for over 10 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2014	THERON RESOURCE GROUP

/s/ Yung, Leonora
Yung, Leonora
Chief Executive Officer